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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Datalink Corporation of our report dated February 13, 2001 on our audit of the financial statements of Datalink Corporation as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated February 13, 2001 relating to the financial statement schedule, which appears in the same Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
July 22, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS